CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                          Filed by: Vito A. Gambelunghe
                                    President

                             SPECTRUM VENTURES, INC.

     We, the undersigned, Vito A. Gambelunghe, President and Michelle Michalow, Assistant Secretary, of Spectrum Ventures, Inc. do hereby certify:

         THAT THE BOARD OF DIRECTORS OF SAID CORPORATION AT A MEETING DULY CONVENED, HELD ON THE 18TH day of February, 1999 adopted a resolution to amend the original Articles of Incorporation to read as follows:

         Article 1. is amended to change the name of the corporation from SPECTRUM VENTURES, INC. to COBRA TECHNOLOGIES, INC.

         Article 2. is partially amended to change the Mailing Address of the corporation from

                          4521 PGA Boulevard Suite 211,
                          Palm Beach Gardens, FL 3341

                                       to

                             1440 Coral Ridge Drive,
                         #313, Coral Springs, FL 33071.

         No  other   Articles  or  portion  of  Articles  of  the   Articles  of
Incorporation are amended and all of the same are hereby reaffirmed.

         The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 5,100,000; that the said changes and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                         VITO A. GAMBELUNGHE, President

                           MICHELLE MICHALOW, Asst. Secretary

State of Florida    :
County of           : ss.

On February , 1999, personally appeared before me, Vito A. Gambelunghe, President of Spectrum Ventures, Inc., who acknowledged that he executed the above instrument.

                                                     Notary Public